EXHIBIT 99.1

Accelerate Diagnostics Names Juan Martin as Head of Europe, Middle East and Africa

TUCSON, Ariz., March 23, 2015 (GLOBE NEWSWIRE) -- Accelerate Diagnostics, Inc., an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistant organisms, announced today that it has named Juan Martin as Executive Vice President and Head of Europe, Middle East and Africa (EMEA).

Martin brings an exceptional track record of success in leading large, global healthcare diagnostics businesses. He joins Accelerate Diagnostics from Siemens, where he serves as Senior Vice President, Siemens Healthcare Diagnostics for South West Europe and General Manager of Siemens Healthcare France. In this role he is responsible for a business with over $800 million in revenue and more than 1500 employees. Previously, Juan held a number of successively larger roles with Siemens and Dade Behring including General Manager of Greece and Turkey as well as Vice President of France, Belgium, Luxembourg, Greece & Turkey. Martin began his career at Coopers and Lybrand as an auditor.

“We are delighted to welcome Juan to the Accelerate team,” said Lawrence Mehren, President and CEO of Accelerate Diagnostics. “With the upcoming introduction of our ID/AST system in Europe, Juan's deep experience in this key region will be invaluable as we move to establish leadership in the global clinical microbiology market.”

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq: AXDX), is focused on developing and commercializing innovative systems for the rapid identification and antimicrobial susceptibility testing of infectious pathogens. The company’s revolutionary ID/AST platform utilizes a proprietary process with both genomic and phenotypic detection technologies that significantly decreases time to result while achieving high sensitivity and specificity. For more information, visit www.acceleratediagnostics.com.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” “believes” and other similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the company’s current beliefs, known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties that could cause the company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. For a full discussion of the company’s risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Item 1A in the company’s Annual Report on Form 10-K, filed with the SEC on February 26, 2015. In addition, the company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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